Exhibit 99.2

NATURE’S SUNSHINE PRODUCTS REPORTS
FOURTH QUARTER AND 2002 OPERATING RESULTS

PROVO, Utah, February 18, 2003 — Nature’s Sunshine Products, Inc. (NASDAQ:NATR), a leading manufacturer and marketer of encapsulated herbs and vitamins, today announced operating results for the quarter and year ended December 31, 2002.  The report is in line with the Company’s previous advisory regarding anticipated fourth quarter results.

Sales revenue for the quarter ended December 31, 2002, was $71.2 million, compared with $77.3 million for the same period in the prior year, a decline of 7.9 percent.  Net income for the fourth quarter totaled $1.5 million, compared with $3.7 million for the same period in the prior year, a decrease of 60.9 percent.  Diluted earnings per common share for the quarter ended December 31, 2002, were $0.09, compared with $0.22, for the same period in the prior year.

For the year ended December 31, 2002, sales revenue totaled $298.7 million, compared to $318.7 million for the same period in the prior year, a decline of 6.3 percent.  Net income for the year ended December 31, 2002, was $7.1 million, or $0.43 per diluted share, compared with $16.7 million, or $0.99 per diluted share, for the same period in the prior year.

Working capital on December 31, 2002 totaled $34.1 million.  Cash and cash equivalents totaled $26.2 million.   During the year, the Company repurchased on the open market, pursuant to authorization by the Board of Directors, a total of 1,532,000 common shares, at an average price of $11.02 per share.  The common share repurchase authorization provides for an additional 193,000 shares to be repurchased.

For the quarter ended December 31, 2002, sales revenue for the Company’s United States operation was $43.5 million compared to $43.4 million for the same period in the prior year, an increase of 0.5 percent.  For the year ended December 31, 2002, the Company’s United States sales revenue totaled $177.7 million, essentially unchanged from $177.8 million for the same period in the prior year. Benefiting from new marketing initiatives, the Company experienced increases in the United States ranks of both distributors and sales managers.  The number of distributors in the United States at the year ended December 31, 2002 totaled approximately 235,000, a gain of 8 percent.  As of December 31, 2002, United States sales managers totaled approximately 6,400, an increase of 6%.

For the quarter ended December 31, 2002, sales revenue for the Company’s international operations totaled $27.7 million compared to $34.0 million for the same period in the prior year, a decrease of 18.5 percent.  For the year ended December 31, 2002, international sales revenue declined 14.1 percent, to $121.0 million.  The number of international distributors declined to approximately 273,000, from approximately 291,000 in 2001, and sales managers totaled approximately 7,600, compared to approximately 10,100 for the same period in the prior year.  The markets experiencing lower results in 2002 were Korea, Venezuela, Japan and Brazil, with Venezuela being negatively impacted due to political unrest and currency devaluations.  Increased sales revenue gains were posted in Russia, Ecuador, Mexico, Guatemala and Peru.

Despite higher depreciation expenses associated with expansion of the Company’s principal manufacturing and distribution facility located in Spanish Fork, Utah, cost of goods sold as a percent of sales for the year declined to 17.9 percent, compared to 18.1 percent for the same period in the prior year.   The Company’s workforce was reduced by approximately 7.0 percent, or approximately 75 individuals, as a result of attrition and a hiring freeze instituted during the year.

“With Nature’s Sunshine operations in over 21 countries, this has been one of our Company’s more challenging years,” said Daniel P. Howells, President and CEO.   “While the earnings decline was clearly disappointing, the Company remains financially strong, with no long-term debt, ample cash and continuing strong cash flow from operating activities.   New marketing programs and products, introduced at our Convention in September, are clearly benefiting domestic results, which currently represents almost 60 percent of our business. Our focus is on both growing revenues and managing expenses.  Nature’s Sunshine remains solidly situated, and with steps we are implementing to strengthen international results, and expected continuing improvement in the United States, we are encouraged regarding the outlook for 2003.”

Nature’s Sunshine Products manufactures and markets through direct sales encapsulated and tableted herbal products, high quality natural vitamins and other complementary products. In addition to the U.S., the Company has operations in South Korea, Brazil, Mexico, Venezuela, Japan, Canada, Colombia, the United Kingdom and Ireland, Peru, Central America, Ecuador, Israel and Singapore.  The Company also has exclusive distribution agreements with selected companies in Argentina, Australia, Chile, New Zealand, Malaysia, Norway and the Russian Federation.

Statements in this press release concerning the Company’s business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, and product line growth, together with other statements that are not historical facts, are “forward-looking statements” as that term is defined under Federal Securities Laws.  “Forward-looking statements” are subject to risks, uncertainties and other factors which could cause actual results to differ materially from those set forth in such statements.  Such risks, uncertainties and factors include, but are not limited to, foreign business risks, industry cyclicality, fluctuations in customer demand and order pattern, the seasonal nature of the business, changes in pricing and general economic conditions, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission.

Contact:

Craig D. Huff	Steven S. Anreder
Chief Financial Officer	Anreder Hirschhorn & Co.
Nature’s Sunshine Products, Inc.	10 East 40th Street, Suite 1308
Provo, Utah 84605-9005	New York, NY 10016
(801) 342-4370	(212) 532-3232

For more information, contact us at our website at www.natr.com.

Investors of Nature’s Sunshine Products can listen to a conference call scheduled for Tuesday, February 18, at 11 am (EST) via the Internet at http://www.vcall.com.  To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

NATURE’S SUNSHINE PRODUCTS, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS INFORMATION

(In thousands, except per share amounts)

(unaudited)

	Quarter Ended December 31
	2002	2001
Sales revenue	$71,193	$77,324

Cost of goods sold	12,339	14,245
Volume incentives	32,020	34,322
Selling, general and administrative	24,754	24,606
	69,113	73,173
Operating income	2,080	4,151
Other income	52	581
Income before income taxes	2,132	4,732
Provision for income taxes	677	1,010
Net income	$1,455	$3,722
Basic earnings per common share	$0.10	$0.23
Weighted average basic common shares	15,255	16,258
Diluted earnings per common share	$0.09	$0.22
Weighted average diluted common shares	15,809	16,710

	Year Ended December 31
	2002	2001
Sales revenue	$298,734	$318,722

Cost of goods sold	53,317	57,659
Volume incentives	132,175	140,540
Selling, general and administrative	101,574	96,625
	287,066	294,824
Operating income	11,668	23,898
Other income	(972)	1,435
Income before income taxes	10,696	25,333
Provision for income taxes	3,632	8,674
Net income	$7,064	$16,659
Basic earnings per common share	$0.45	$1.02
Weighted average basic common shares	15,844	16,283
Diluted earnings per common share	$0.43	$0.99
Weighted average diluted common shares	16,496	16,851

NATURE’S SUNSHINE PRODUCTS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

(In thousands)

(unaudited)

	December 31 2002	December 31 2001
Cash and cash equivalents	$26,175	$29,788
Other current assets	43,053	43,558
Total current assets	69,228	73,346
Property, plant and equipment	34,621	35,294
Other assets	18,073	22,788
Total	$121,922	$131,428

Current liabilities	$35,123	$32,785
Other liabilities	2,899	2,845
Shareholders’ equity	83,900	95,798
Total	$121,922	$131,428